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                                   EXHIBIT 99




     Investor Release


     FOR IMMEDIATE RELEASE              FOR MORE INFORMATION CONTACT:
     01/18/94                           Sharon Vuinovich, Investors
                                        708-575-3395
                                        Chuck Ebeling, Media
                                        708-575-6150

              McDONALD'S ANNOUNCES $1 BILLION COMMON STOCK BUYBACK



          Oak Brook, IL -- McDonald's Corporation announced today that it plans to purchase up to $1 billion of its common stock within the next three years, primarily from excess cash flow.

          Vice Chairman and Chief Financial Officer Jack M. Greenberg said,

     "We believe that common share repurchase is an excellent means of improving returns for common shareholders and have repurchased $2.2 billion of our common stock over the past 10 years.  We expect to fund this share repurchase program largely from excess cash flow, while maintaining a strong equity base to support the future growth of our worldwide business.  Share repurchase is a very effective method of enhancing shareholder value within our current operating structure and we remain committed to enhancing common shareholder returns."

          McDonald's recently announced its intention to step up expansion and will add between 900 and 1,200 restaurants in 1994 and in each of the next several years, with approximately two-thirds of the locations outside of the U.S.  Lower worldwide average development costs coupled with improved operations have enabled the Company to control capital expenditures and fund expansion through cash flow over the past several years.

          McDonald's is the leading foodservice retailer in the global consumer marketplace, with nearly 14,000 restaurants in 70 countries.

     More than 80 percent of McDonald's restaurant businesses are locally owned and operated by independent entrepreneurs.